As filed with the Securities and Exchange Commission on June 29, 2007.
Registration No. 333-                    .

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ZIX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Texas	75-2216818
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

Barry W. Wilson
2711 N. Haskell Avenue	2711 N. Haskell Avenue
Suite 2200, LB 36	Suite 2200, LB 36
Dallas, Texas 75204-2960	Dallas, Texas 75204-2960
(214) 370-2000
(Address, including zip code,	(Name, address, including zip code,
of principal executive offices)	and telephone number, including area
code, of agent for service)
ZIX CORPORATION 2006 DIRECTORS’ STOCK OPTION PLAN
(Amended and Restated as of June 7, 2007)
(Full title of the plan)

Calculation of Registration Fee

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.01 par value	350,000 Shares	$1.86	$651,000	$19.99

(1)	Securities being registered consist of 350,000 additional shares issuable under the Zix Corporation 2006 Directors’ Stock Option Plan (the “2006 Plan”), as of the date hereof. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of common stock that may be issuable pursuant to the anti-dilution provisions of the 2006 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the common stock as quoted on the NASDAQ Global Market System on June 25, 2007, which was $1.86.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are hereby incorporated herein by reference:
     (a) The registrant’s Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed March 21, 2007;
     (b) The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 15, 2007;
     (c) The registrant’s Current Reports on Form 8-K filed February 21, 2007 , February 28, 2007, April 4, 2007, May 9, 2007, June 7, 2007, and June 12, 2007;
     (d) The registrant’s Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders held on June 7, 2007; and
     (e) The description of the registrant’s common stock contained in its Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.
     All documents that we subsequently file pursuant to Sections 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     The common stock is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     The validity of the common stock offered hereby has been passed upon for the registrant by Ronald A. Woessner, Senior Vice President, General Counsel and Secretary of the registrant. Mr. Woessner is regularly employed by the registrant, participates in the registrant’s employee benefit plans under which he may receive shares of common stock, and currently beneficially owns less than 1% of the outstanding shares of the registrant’s common stock.
Item 6. Indemnification of Directors and Officers.
     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, an agreement between the registrant and Richard D. Spurr (the registrant’s chairman, chief executive officer, president and chief operating officer), dated January 20, 2004, provides Mr. Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated August 1, 2002. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6 of this registration statement, which Index is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 29, 2007.

ZIX CORPORATION
By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     Know all those by these presents that each person whose signature appears below constitutes and appoints each of Barry W. Wilson and Richard D. Spurr, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registration statement on Form S-8 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the registration statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as the registration statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 29, 2007.

Signature	Title

/s/ Richard D. Spurr	Chairman, Chief Executive Officer, President, Chief Operating Officer
Richard D. Spurr	and Director (Principal Executive Officer)

/s/ Barry W. Wilson	Chief Financial Officer and Treasurer
Barry W. Wilson	(Principal Financial and Accounting Officer)

/s/ Robert C. Hausmann	Director
Robert C. Hausmann

/s/ Charles N. Kahn III	Director
Charles N. Kahn III

/s/ James S. Marston	Director
James S. Marston

/s/ Antonio R. Sanchez III	Director
Antonio R. Sanchez III

/s/ Paul E. Schlosberg	Director
Paul E. Schlosberg

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Specimen certificate for common stock of Zix Corporation. Filed as Exhibit 4.1 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

5.1*	Opinion of Ronald A. Woessner as to the validity of the securities being registered.

10.1	Zix Corporation 2006 Directors’ Stock Option Plan (Amended and Restated as of June 7, 2007). Filed as Exhibit 10.1 to Zix Corporation’s filing on Form 8-K filed June 12, 2007, and incorporated herein by reference.

23.1	Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm (Whitley Penn LLP).

23.3*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

24.1	Power of Attorney (included on the signature page hereto).

*	Filed electronically herewith.